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                                CLOSING AGREEMENT

         WHEREAS, the Asset Purchase Agreement (the "Agreement") by and among JPS Automotive L.P., a Delaware limited partnership (the "Seller") and Safety Components International, Inc., a Delaware corporation (the "Purchaser"), dated as of June 30, 1997, is closing on the date hereof;

         WHEREAS, the parties hereto wish to memorialize certain understandings reached in connection with the Closing.

         NOW THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definition. Except as separately defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

         2. Estimated Net Worth Amount. The Estimated Purchase Price shall be $56,300,000.

         2. CIT Indebtedness. Purchaser is paying to Seller on the date hereof, in addition to the Estimated Purchase Price, $638,660 which is equal to the amount of indebtedness (without prepayment penalties which Seller agrees to be responsible for) to CIT Group/Equipment Financing, Inc. under the agreements and promissory notes referred to under "A. CIT Financing" in Schedule 4.16 of the Schedules to the Agreement (the "CIT Indebtedness"). In consideration of such payment, Seller and Purchaser agree that the items identified under "A. CIT Financing" in Schedule 4.16 are deemed to be deleted from Schedule 4.16 to the Agreement. Seller further agrees to pay off the CIT Indebtedness on the Closing date and to provide evidence to Purchaser of such repayment, together with UCC-3 Termination Statements with respect to the equipment liens securing the CIT Indebtedness, as soon as practicable following the Closing. Seller further agrees to hold Purchaser harmless from and against any Damages which Purchaser suffers arising out of or resulting from the CIT Indebtedness. Purchaser agrees that, except as expressly set forth in this Section 3, Seller shall have no liability under this Section 3 or under the Agreement for any representation or warranty, covenant or failure to obtain a consent referred to or contained in the Agreement which relates to the CIT Indebtedness.

         4. Employee Retiree Life Plan. Purchaser and Seller agree to resolve outstanding issues under Section 7.14 of the Agreement after the Closing as part of the Purchase Price Adjustment pursuant to Section 2.5(b) of the Agreement.

         5. Transfer Taxes. Purchaser is deducting from the Estimated Purchase Price $2,035 in respect of Seller's portion of real estate transfer taxes payable at the Closing pursuant to Section 7.8(a) of the Agreement and Purchaser agrees to pay all such real estate transfer taxes when due and to provide Seller with evidence of such payment.



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         6. Miscellaneous. Section 14.7 through 14.11 of the Agreement are incorporated by reference herein as if fully set forth herein.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year set forth below.


Date: July 24, 1997


SELLER:                   JPS AUTOMOTIVE L.P.

                          BY: PACJ, Inc.
                          Its: General Partner


                          By: /s/ J. Michael Stepp
                               Name: J.  Michael Stepp
                               Title:   Executive Vice President &
                                           Chief Financial Officer


PURCHASER:                SAFETY COMPONENTS INTERNATIONAL, INC.



                          By: /s/ Jeffrey J. Kaplan
                               Name: Jeffrey J.  Kaplan
                               Title:   Executive Vice President &
                                           Chief Financial Officer


ACCEPTED AND AGREED TO:   SAFETY COMPONENTS
                          FABRIC TECHNOLOGIES, INC.
                          (as assignee of Purchaser at the Closing, pursuant to Section 14.3(a)(i) of the Agreement)



                          By: /s/ Jeffrey J. Kaplan
                               Name: Jeffrey J.  Kaplan
                               Title:   Executive Vice President &
                                        Chief Financial Officer